Exhibit 99.1	Press Release

Press Release	Source: Hyperdynamics Corporation

Hyperdynamics Announces $4 Million Registered Direct Common Stock Offering

Monday May 12, 8:35 am ET

HOUSTON--(BUSINESS WIRE)--Hyperdynamics Corporation (AMEX:HDY - News) today announced that it has agreed to sell 2,424,243 shares of the Company’s Common stock in a registered offering for a per share purchase price of $1.65 and warrants to purchase up to for 2,424,243 shares of the Company’s common stock with an exercise price of $3.27 and a term of exercise of 7 years. The financing was placed with two affiliated institutional investors with a focus on developing E&P companies, resulting in gross proceeds of approximately $4 million. C.K. Cooper & Company acted as placement agent on the transaction.  The offering was conducted pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

Hyperdynamics intends to use the net proceeds for general corporate purposes including expansion and acceleration of the Company’s exploration program offshore Guinea.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement. Copies of the final prospectus, including the prospectus supplement, can be obtained at the SEC’s website, www.sec.gov, or from C.K. Cooper & Company, 18300 Von Karman Avenue, Suite 700, Irvine, CA 92612.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about Hyperdynamics Corporation, visit our Website at http://www.hyperdynamics.com. For additional information on play types within our concession please visit the following web page: http://www.hyperdynamics.com/africa_exploration.htm.

Forward-Looking Statements

Statements in this news release are “forward-looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties. Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially. Please refer to “Risk Factors” in the company's Form 10-K filed with the SEC.

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HDY-IR

Contact:
Investor Awareness, Inc.
Tony Schor or Lindsay Kenoe, 847-945-2222
www.investorawareness.com
or
Roher Public Relations
Vice President
Phillip Bergman, 914-741-2256, ext 302

Source: Hyperdynamics Corporation